Exhibit 10.16

Gartner Tamesis The Glanty Egham Surrey TW20 9AW United Kingdom	Telephone +44 1784 431611 Facsimile +44 1784 268980 europe.gartner.com

DATED 21st December 2004

(1) GARTNER GROUP UK LIMITED

-and-

(2) Clive Taylor

SERVICE AGREEMENT

THIS AGREEMENT is made on 21st December 2004

BETWEEN:-

(1)	GARTNER GROUP UK LIMITED of Tamesis, The Glanty, Egham, Surrey, TW20 9AW (the “Company”); and

(2)	CLIVE TAYLOR (the “Executive”) of 15 Brandreth Delph, Parbold, Nr Wigan, WN8 7AQ

RECITAL

(A)	The Company has requested the Executive to serve the Company as an executive of the Company as from 1st February 2004 (the “Starting Date”) on the terms and conditions contained in this Agreement and the Executive has agreed so to do.

(B)	In this Agreement “Group Company” means any one of the Company, its subsidiaries, its holding company or any subsidiary of its holding company (in each case as defined by section 736 of the Companies Act 1985) and “the Group” has the corresponding meaning.

(C)	For the purposes of seniority and the calculation of benefits, the Executive’s start date with the Company will remain 2nd January 1995.

IT IS HEREBY AGREED as follows:-

1.	Appointment

The Company shall employ the Executive and the Executive shall serve the Company as SVP, International Operations, upon the terms and conditions following.

2.	Term

2.1	The appointment under this Agreement commenced on the Starting Date (1st February 2004).

2.2	The Executive’s employment will be deemed to be confirmed and continuing until determination in accordance with section 14.1 below or by not less than twelve months notice in writing given by the Company to the Executive, or not less than three months notice in writing given by the Executive to the Company.

2.3	The Executive agrees that at its absolute discretion the Company may terminate the Executive’s employment under this Agreement with immediate effect by paying the Executive his target earnings in lieu of the notice period, unless such termination is in accordance with section 14.1

2.4	Notwithstanding the provision of clause 2.1 the Executive’s employment under the Agreement will terminate on the Executive’s 60th birthday, but may be extended by agreement.

3.	Duties and Powers

3.1	The Executive shall exercise and perform such duties and exercise such powers on behalf of the Company or any Group Company as may from time to time be assigned or delegated to or vested in him by the Board of Directors of the Company (the “Board”), subject to such reasonable directions and restrictions as the Board may from time to time give or impose. The Company may from time to time within reason, bearing in mind the Executive’s previous responsibilities, vary the type and nature of the work to be carried on by the Executive, and the responsibilities connected with those duties.

3.2	The Executive shall perform his duties from his home office. The Executive may also be required to attend meetings at any offices maintained by the Group or in the cities where such offices are maintained, as well as to travel abroad on the business of the Group in accordance with the nature of the Executive’s responsibilities.

3.3	If and for so long as he is required by the Company, the Executive shall serve as a director and/or officer of the Company or any other Group Company. The Executive will carry out the duties attendant on any such appointment as if he performed them on behalf of the Company under this Agreement.

4.	Obligations

During the continuance of this Agreement the Executive shall unless prevented by ill health or accident:-

4.1	devote the whole of his time, skill, ability and attention during working hours to the business of the Group.

4.2	in all respects conform to and comply with the reasonable directions and regulations given and made by the Board.

4.3	well and faithfully serve the Group and use his best endeavours to promote its interests;

4.4	co-operate to the fullest extent with the Board, any Directors or servants of the Group; and

4.5	enter into the Company’s Deed of Restrictive Covenant and comply fully at all times with its terms subject to the proviso that where any term of the Deed of Restrictive Covenant conflicts with a term of this Agreement, this Agreement will apply.

5.	Information

The Executive shall at all times promptly give to the Board (in writing if so required) all information, advice and explanations as it may require in connection with matters relating to his employment under this Agreement.

6.	Remuneration

The Executive shall (subject to the provisions of this clause) be eligible, by way of remuneration for his services under this Agreement, to target earnings at the rate of £282,000 per annum. This comprises of a base salary of £188,000 per annum, paid in twelve monthly instalments at the end of each calendar month (less applicable statutory deductions) and a discretionary bonus, which is a variable element targeted at £94,000 per annum (less applicable statutory deductions). The discretionary bonus is only triggered if the Company meets its performance targets and the Executive meets his defined personal objectives. The payout of any discretionary bonus is at the discretion of the Company and is subject to the achievement of the above targets and the Executive being employed and not under notice of termination of employment for any reason on the bonus payment date. Bonus payments are payments are usually made in the first quarter of the next fiscal year. Bonuses will not be paid if the Executive leaves the Company before bonus payments are issued. The Executive’s performance objectives will be determined by the Company and assigned when the Executive joins the Company and annually thereafter.

Normal on-target earning reviews are subject to performance and take place after the conclusion of the fiscal year.

7.	Pension

The Company’s contribution to the pension scheme will be 6% of the Executive’s target earnings for the first 2 years of service, and 8% of the Executive’s target earnings thereafter provided the Executive contributes 2% of his target earnings, to the Company Pension Plan.

8.	Medical and Life Assurance

The Company will at its cost provide the Executive with life assurance to three times of target earnings and permanent health assurance, subject to the rules of each Plan in force at that time, and satisfactory completion of any medical underwriting requirements. Private Health Care will be provided for the Executive and his family (including cover for any historical or current conditions). The Company reserves the right to amend and/or replace any of these plans at any time.

9.	Expenses

The Company shall reimburse to the Executive all reasonable travelling, hotel and other out-of-pocket expenses properly incurred by him in or about the performance of his duties hereunder, upon production by the Executive of all appropriate invoices evidencing such expenses in accordance with the policies of the Company in effect from time to time.

10.	Car

The company shall provide for the Executive a fully expensed company car or car allowance in accordance with Company Car Policy. This will not be lower than the current level set.

11.	Holidays

The Executive shall in addition to the usual statutory holidays (according to the Company’s policy) be entitled to 24 days holiday in any calendar year. The holiday shall accrue on a pro rata basis throughout each calendar year. Such holidays are to be taken at such time or times as may be agreed with the Company and may not, without the consent of the Company, be carried forward into the next holiday year.

12.	Secrets and Confidential Information

12.1	The Executive shall not (except with the prior written consent of the Board) during the continuance of this Agreement or at any time thereafter, disclose the private affairs, secrets or confidential information of the Company or any Group Company relating to the affairs of the Company or any Group Company or any customer of the Company or any Group Company which he may learn while in the employment of the Company to any unauthorised person and shall not use for his own purpose any such information which he may acquire in relation to the business of the Company or any Group Company except that which may be in or become part of the public domain other than through any act or default of the Executive.

12.2	The termination of this Agreement shall not operate to terminate the provisions of this clause which, after such termination, shall remain in full force and effect and binding on the Executive in so far as it relates to trade secrets of the Company or any Group Company.

13.	Company Property

The Executive shall promptly whenever required by the Company and in any event upon the termination of this Agreement (for whatsoever cause) deliver up to the Company or its authorised representatives all statistics, documents, records or papers which may be in his possession or under his control and relate in any way to the property, business or affairs of the Company or any Group Company and which is the property of the Group, including the Company car and keys; no copies shall be retained by him and he shall at the same time deliver up to the Company or its authorised representatives all other property of the Company or any Group Company in his possession or under his control.

14.	Termination

14.1	The Company may at any time terminate this Agreement forthwith without payment of any compensation damages or remuneration for subsequent periods payable by virtue of common law or any statute by serving notice in writing upon the Executive, if the Executive:-

14.1.1	is a Director or officer of the Company or any Group Company and resigns as a Director or officer of the Company or any Group Company without the consent of the Company; or

14.1.2	shall be adjudicated bankrupt or be disqualified or prohibited by law from being a director or officer; or

14.1.3	shall be guilty of gross misconduct in the course of his employment; or

14.1.4	is convicted of any criminal offence under UK or European law (other than a motoring offence for which no custodial sentence is made upon him);

14.1.5	shall be guilty of conduct which affects or in the reasonable opinion of the Board is likely to affect prejudicially the interests of the the Group or himself;

14.1.6	in the reasonable opinion of the Board (after having received a written warning from the Chief Executive) fails or neglects efficiently and diligently to discharge his duties or is guilty of any serious or repeated breach of his obligations under this agreement.

14.2	Any delay or forbearance by the Company in exercising any right of termination hereunder shall not constitute a waiver of such right.

14.3	Without prejudice to clause 3 after notice of termination has been given by either party pursuant to clause 2 or if the Executive seeks to or indicates an intention to terminate his employment, provided the Executive continues to be paid his base salary and enjoys his full contractual benefits until his employment terminates in accordance with the terms of this Agreement, the Company may in its absolute discretion for all or part of the notice period:-

14.3.1	exclude the Executive from the premises of the Company and/or any Group company;

14.3.2	require him to carry out specified duties other than those referred to in clause 3 or carry out no duties;

14.3.3	announce to employees, suppliers and customers that he has been given notice of termination or has resigned, by mutual written consent;

14.3.4	instruct the Executive not to communicate orally or in writing with suppliers, customers, employees, agents or representatives of the Company or Group Company until his employment has terminated and thereafter to act in accordance with his post termination obligations.

15.	Sickness

15.1	If the Executive is at any time prevented by ill health from performing his duties under this Agreement he shall, if required, furnish the Board with evidence satisfactory to them of his incapacity. Payment during any period of absence will be in accordance with the Company and Statutory Sick Pay Policy.

15.2	In the event that the Board reasonably considers that, by reason of physical or mental ill health, the Executive is unfit properly to carry out his duties under this Agreement the Executive may be suspended from carrying out those duties for so long as such ill health continues.

15.3	In the event of ill health the Executive may be requested to provide such evidence of ill health as the Company may require. Should this request be made, the Executive shall not receive any part of his remuneration attributable to statutory sick pay unless he complies with the requirements for certification and the Company shall deduct from remuneration due to him any sums in respect of statutory sick pay which are paid to the Executive, or would have been so payable had he complied with the provisions of this Clause 15.3. In the case of prolonged or frequent absences the Company may request the Executive to co-operate in providing medical evidence or undergoing a medical examination arranged by the Company with a view to establishing his likely future fitness for work and if such evidence is not forthcoming or evidences the fact that the Executive will be unable to carry out in all material respects his duties as set out in the Agreement the Company may terminate this Agreement upon six months notice whether or not any of the periods mentioned in Clause 15.1 has been exceeded. The Executive will also undergo from time to time periodical medical examinations in accordance with Company policy. The provisions of this clause in no way effect the Executive’s rights under the permanent health assurance scheme.

16.	Provisions after Termination

16.1	For the purpose of this Clause:-

16.1.1	“Restricted Company”	shall mean any company within the Group in which the Executive was actively involved;

16.1.2	“Restricted Person”	shall mean any person who at the date of termination of the Executive’s employment or at any time during the period of one year prior to such date is or, as the case may be, has been a customer of a Restricted Company with whom the Executive has dealt with in respect of Restricted Products and/or Restricted Services;

16.1.3	“Restricted Products”	means all products with which the Executive was concerned in the ordinary course of his duties as an employee in any Restricted Company or in relation to which he possessed any confidential information and which have been produced, marketed, sold or otherwise dealt in by the Restricted Company in the ordinary course of its business and in respect of which the Restricted Company has not discontinued such production marketing sale or dealings for a period of 6 months prior to the date of termination of this Agreement;

16.1.4	“Restricted Services”	means those services with which the Executive was concerned in the ordinary course of his duties as employee or in relation to which he possessed any confidential information and which have been provided by the Restricted Company in the ordinary course of its business and in respect of which the Restricted Company has not discontinued such provision for a period of six months prior to the date of termination of his Agreement.

16.2	The Executive in the course of his employment and directorship is likely to obtain knowledge of trade secrets and other confidential information of the Restricted Companies from time to time and will have dealings with the customers and suppliers of Restricted Companies and in order to protect such trade secrets and other confidential information and the goodwill of Restricted Companies the Executive hereby covenants that he will not during the period of his employment with a Restricted Company and for a period of 12 months from the date of termination of the Executive’s employment (the “Termination Date”)(other than in the case of Clause 16.2.8 and 16.2.9 below which shall apply indefinitely) and within the United Kingdom either directly or indirectly:-

16.2.1	be engaged, interested or concerned (whether as a shareholder, director, partner, consultant, proprietor, agent or otherwise) in carrying on any business competitive with the Restrictive Products or Restrictive Services;

16.2.2	canvass or solicit business, orders or custom for Restrictive Products or Restrictive Services from any Restricted Person;

16.2.3	have any commercial dealings in respect of any Restricted Products or Restricted Services with any Restricted Person;

16.2.4	solicit or entice away or endeavour to entice away from a Restricted Company any person who had been at any time within the period of one year immediately preceding the termination of the Executive’s employment a director or senior employee of a Restricted Company with whom the Executive had dealt with;

16.2.5	encourage or induce any person who is contracted to provide services to a Restricted Company to cease so to provide such services in breach of any contract he may have with a Restricted Company;

16.2.6	employ in any capacity or offer employment in any capacity to or enter into or offer to enter into partnership with any person in relation to whom Clause 16.2.4 is applicable;

16.2.7	entice or endeavour to entice away from a Restricted Company any Restricted Person or induce or attempt to induce any supplier of a Restricted Company to cease to supply, or to restrict or vary the terms of supply, to a Restricted Company;

16.2.8	at any time following the cessation of his employment with a Restricted Company represent himself or permit himself to be held out as being in any way as continuing to be connected with or interested (except as shareholder if that is the case) in the business of such company;

16.2.9	except so far as may be required by law, at any time use or disclose to any person any private affairs, secrets or confidential information which he has acquired in the course of or as a result of his employment by a Restricted Company or his ownership of shares in the capital of a Restricted Company.

16.3	The Executive shall not induce, procure or authorise any other person firm corporation or organisation to do or procure to be done anything which if done by the Executive would be a breach of any of the provisions of Clause 16.2

16.4	If the Company exercises it right to suspend the Executives duties and powers under Clause 14.3 during any period after notice of termination of employment has been given by the Company or the Executive, the period after the Termination Date for which the restrictions in Clause 16.2 apply shall be reduced accordingly by the period of time that the Executive spends on garden leave.

16.4	Each of the restrictions contained in Clauses 16.2.1, 16.2.2, 16.2.3, 16.2.4, 16.2.5, 16.2.6, 16.2.7, 16.2.8 and Clause 16.3 shall be construed as a separate restriction and is considered reasonable by the parties but in the event that any such restriction shall be found to be void but would be valid if some part thereof were deleted such restriction shall apply with such deletion as may be necessary to make it valid and effective.

17.	Directorship

17.1	In the event of the Executive holding office as a Director of the Company or any Group Company at the date of his giving or being given notice terminating his employment within the Group (for any reason whatsoever) he shall forthwith, if so required by the Board, resign such Directorship without any compensation whatever, (without prejudice to any right of compensation under this Agreement) but, subject to

Clause 2, shall remain an employee of the Company until the expiry of the period of notice.

18.	Sale of Undertaking or Reconstruction

18.1	If at any time during the continuance of this Agreement the Company sells all, or a substantial part of, its undertaking and assets to any person, firm or company and the Company is able to procure the employment of the Executive by such other person, firm or company on terms not less favourable than the terms of this Agreement remaining unexpired at the date of the Agreement for such sale then the Company shall be entitled (notwithstanding the provisions of clause 2 hereof) to determine this Agreement forthwith on giving notice in writing to the Executive.

18.2	In the event of this Agreement being terminated by reason of liquidation of the Company or the transfer of all or a substantial part of the Company’s business or assets for the purpose of amalgamation or reconstruction and the Executive being offered employment with such reconstructed or amalgamated company or group of companies on terms not less favourable than the terms of this Agreement, then (notwithstanding anything to the contrary contained in this Agreement) the Executive shall have no claim against the Company in respect of such determination of this Agreement, other than normal notice and redundancy compensation.

19.	Notices

Any Notice under this Agreement shall be given in writing by either party to the other and may be delivered or sent by first-class recorded post addressed, in the case of the Company, to its registered office and in the case of the Executive, to his address last known to the Company. Any such notice shall, in the case of delivery, be deemed to have been served at the time of delivery.

20.	Schedule 1

The provisions set out in Schedule 1 to this Agreement shall apply to this Agreement for the purposes of the Employment Rights Act 1996 but may from time to time be varied by mutual agreement or from time to time be replaced. Any such written amendments or replacements shall be evidenced by the initials of the Executive and a Director or other Officer duly authorised on behalf of the Company.

21.	Other Agreements

The Executive acknowledges and warrants that there are no agreements or arrangements whether written, oral or implied between the Company or any other Group Company, and the Executive relating to the employment of the Executive other than those expressly set out in this Agreement, which expressly supersede all previous arrangements between the Company or any other Group Company and the Executive as to the employment of the Executive and that he is not entering into this Agreement in reliance upon any representation not expressly set out in this Agreement.

22.	Effect of Termination

The expiration or determination of this Agreement however it arises shall not operate to affect such of the provisions of this Agreement as are expressed to operate or have effect after its determination or expiration hereto and shall be without prejudice to any other accrued rights or remedies of the parties.

23.	Governing Law

This contract is governed by and construed in accordance with English law.

24.	Third Party Rights

Except for enforcement obligations of the Group, a person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

SCHEDULE 1

Requirements of the Employment Rights Act 1996

So far as not already taken into account:-

(a)	All holidays will be on full pay but the Executive will be entitled to any accrued holiday pay on the termination of employment.

(b)	The Executive’s normal working hours are such hours as are consistent with his position as specified in Clause 1. The Executive will, without additional remuneration, from time to time work such further hours (including at weekends) as are reasonably necessary in order for him properly to carry out his duties under this Agreement. [The Executive agrees that Regulations 4(1) and (2), 6(1), (2) and (7), 10(1), 11(1) and (2) and 12(1) of the Working times Regulations 1998 (48 hour week, night work, rest periods etc) do not apply to the Executive’s employment.]

(c)	In the event of the Executive wishing to seek redress of any grievance relating to his employment he should lay his grievance before the Board in writing, who will afford the Executive the opportunity of a full and fair hearing before the Board or a committee of the Board whose decision on such grievance shall be final and binding.

(d)	There are no specific disciplinary rules and procedures relating to this employment agreement, other than generic Gartner policies.

(e)	The provisions of any booklet, information sheet or notice published from time to time and setting out the rights and duties of all or specified categories of Group employees shall apply to this Schedule as if here set out verbatim, save insofar as any such provisions conflict with this Schedule or the Agreement of which it forms part.

(f)	The title of the Executive’s job is as stated in Clause 1 of this Agreement.

(g)	There are no collective agreements in force in relation to the Executive’s employment.

(h)	A contracting-out certificate is in force with regard to the employment of the Executive.

AS WITNESS the hands of the parties or their duly authorised representatives on the date shown on the first page.

SIGNED by Alan Miller for and on behalf of Gartner in the presence of:-	) ) ) )

Witness Signature:

Name:

Address:

Occupation:

SIGNED by Clive Taylor in the presence of:-	) )

Witness Signature:

Name:

Address:

Occupation: